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                                                                  EXHIBIT 3.1B


                          CERTIFICATE OF AMENDMENT
                                   OF THE
                       CERTIFICATE OF INCORPORATION OF
                          POWER INTEGRATIONS, INC.


     We, Howard F. Earhart, President and Chief Executive Officer, and Robert G. Staples, Secretary of Power Integrations, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 242 thereof, DO HEREBY CERTIFY:

     FIRST: That the amendment to the Corporation's Certificate of Incorporation set forth in the following resolution has been approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     "RESOLVED, that at the effective time of this amendment and without further action on the part of the Corporation or the holders of its stock, each 6.8 shares of Common Stock of the Corporation outstanding or held in treasury immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of Common Stock of the Corporation, and at such time each holder of record of Common Stock shall, without further action, be and become the holder of one (1) share of Common Stock for each 6.8 shares of Common Stock held of record immediately prior thereto. No fractional shares shall be issued as a result of such reverse stock split and in lieu of any fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

     RESOLVED, that Paragraph ONE of Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as follows:

FOURTH:
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                                    STOCK
                                    -----

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock". The total number of shares of Preferred Stock the Corporation shall have authority to issue is _________, $0.001 par value per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 40,000,000, $0.001 par value per share. The Preferred Stock shall be divided into six series, namely, "Series A Preferred Stock", consisting of 7,900,000 shares, "Series B Preferred Stock", consisting of 7,489,000 shares, "Series C Preferred Stock", consisting of 11,170,400 shares, "Series D Preferred Stock", consisting of 3,200,000 shares, "Series E Preferred Stock", consisting of ________ shares, and "Series F Preferred Stock", consisting of _________ shares."
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     IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of
Incorporation has been executed on behalf of the Corporation by its President and Chief Executive Officer and attested by Robert G. Staples, its Secretary, this ____ day of ______, 1997.


                                POWER INTEGRATIONS, INC.



                                By:____________________________
                                   Howard F. Earhart, President and
                                   Chief Executive Officer


Attest:


By:____________________________
    Robert G. Staples, Secretary



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